Company Contacts:

George A. Abd	Randy C. Martin
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer
(314) 721-4242	(314) 721-4242
For Immediate Release Wednesday, September 6, 2006
SPARTECH ANNOUNCES THIRD QUARTER 2006 RESULTS AND RAISES FULL YEAR
GUIDANCE BY $0.12 PER SHARE

ST. LOUIS, September 6, 2006 – Spartech Corporation (NYSE:SEH) announced today its operating results for its third quarter ended July 29, 2006.
Third Quarter 2006 Highlights:
♦	Net sales increased by 8% to $377.7 million for the quarter. Operating earnings for the quarter were $27.6 million compared to $13.4 million for the prior year quarter and resulted in net earnings of $10.6 million. Operating earnings before stock option expense and special items (restructuring and exit costs, fixed asset charge, former CEO retirement, and early debt extinguishment costs) were $28.6 million compared to $21.6 million for the third quarter of 2005.

♦	Net earnings were $0.33 per diluted share compared to $0.14 per diluted share in the third quarter of 2005. Earnings per diluted share before stock option expenses and special items were $0.46 compared to $0.30 in the third quarter of 2005. Earnings per share not including special items but including the impact of stock option expensing were $0.44.

♦	Cash flows provided by operations were $47.7 million for the third quarter of 2006 compared to $51.2 million for last year’s third quarter. Our focus on this key operating goal has resulted in the generation of $180 million in cash flow from operations over the past five quarters and enabled the Company to pay down $145 million in debt over the same period.

♦	We announced the approval of a major expansion of our Ramos Arizpe plant facility to support a new outsourcing contract with Whirlpool Corporation as well as to service continued strong growth in Mexico.
Outlook:
♦	The Company is increasing the high end of its earnings guidance for fiscal 2006 by $0.12 per share as a result of our performance in the third quarter of 2006 and being ahead of schedule in our business improvement efforts. Our revised guidance for fiscal year 2006 is a range of $1.38 to $1.44 per share, including the impact of stock option expensing of approximately $0.06 per share, but before the impact of special items related to restructurings and debt refinancing activities.
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SPARTECH CORPORATION
THIRD QUARTER 2006 EARNINGS
ADD 1
The discussions of results, including the segment tables, reflect the 2005 results of operations restated for the exclusion of $8.8 million of the non-cash fixed asset charge and related depreciation and tax impacts as discussed in the Restatement of Prior Period Financial Statements section provided later in this press release.
Overview of Results
Net sales for the third quarter were $377.7 million compared to $348.7 million in the third quarter of 2005, representing an increase of 8%. This total was the result of a 6% increase in price/mix over 2005 and an increase in underlying volume of 2.4%, in line with our expectations for volume increases of 2-3% for the second half of 2006.
Operating earnings reported for the third quarter of 2006 were $27.6 million compared to $13.4 million in the prior year third quarter. Included in operating earnings for the quarter were $0.6 million of costs related to the expensing of stock options resulting from the adoption of FAS 123(R) which became effective in our first quarter of 2006 and $0.4 million related to special items from plant restructurings. Operating earnings excluding stock option expenses and special items were $28.6 million for the third quarter of 2006 compared to $21.6 million in the prior year quarter, representing a 32% increase. Operating earnings, excluding stock option expense and special items, on a per pound basis increased 1.7 cents to 7.7 cents in the third quarter of 2006. This increase reflects a material margin per pound increase of 1.4 cents related to mix and better management of resin price changes coupled with lower conversion costs of .7 cent, partially offset by higher selling and administrative costs related to our ongoing Oracle ERP implementation, higher bad debt expense and higher compensation costs.
Net earnings totaled $10.6 million or $0.33 per diluted share for the third quarter of 2006 compared to $4.4 million or $0.14 per diluted share in the third quarter of 2005. Net earnings excluding stock option expenses and special items were $14.7 million or $0.46 per diluted share for the third quarter of 2006 compared to $9.6 million or $0.30 per diluted share for the third quarter of 2005. To clarify our discussions of performance compared to the prior year periods, we have included certain non-GAAP measures that exclude both stock option expenses and special items. Refer to the GAAP to non-GAAP reconciliations at the end of this Release.
Commenting on the results, George A. Abd, President and CEO, stated, “Overall the third quarter results exceeded our expectations. We were able to reduce our conversion costs per pound sold to the lowest level since the third quarter of 2004 which was prior to the VPI acquisition, despite freight and utility costs that were higher than the comparable levels in the third quarter of 2005. This improvement in our cost structure, coupled with a better mix of product margins and solid sales levels, have enabled us to reach some of our medium-term profitability targets sooner than expected.”
Mr. Abd continued, “We believe that the Company’s lower cost footprint puts us in a good position to generate earnings growth and pursue sales opportunities related to new products and outsourcing opportunities similar to the one announced this quarter with Whirlpool. Our team has worked very hard and successfully to give us the balance sheet and operational strength necessary for both acquisitions and internal growth opportunities.”
Segment Results
Custom Sheet & Rollstock—Net sales increased 8% and operating earnings 18% from the same three month period in 2005.

	Third Quarter		Nine Months
	2006	2005	2006	2005
(In Millions)		(Restated)		(Restated)
Net Sales	$240.0	$221.8	$699.1	$649.6

Operating Earnings, excluding Stock Option Expenses & Special Items	$22.4	$18.8	$56.0	$46.3

Operating Earnings	$22.1	$18.7	$55.4	$42.7

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SPARTECH CORPORATION
THIRD QUARTER 2006 EARNINGS
ADD 2
The 8% increase in net sales reflects a 1% increase in price/mix, a 1% decrease from the sale of our Canadian -corrugated sheet business in 2005, and an underlying sales volume increase of 8%. The volume increase includes a 5% increase related to the sale of lower-priced pallet material to our largest customer that experiences intermittent demand throughout any given fiscal year. The remaining 3% in underlying growth was primarily related to improved business at our Mexico sheet operation and increases in the Building & Construction and the Transportation markets.
The increase in the segment’s operating earnings was driven by an increase in material margin of .6 cent per pound sold plus lower conversion costs of .9 cent per pound sold. The material margin benefited from better mix and effectively managing resin price changes which saw some increases late in the quarter. The lower conversion costs reflect some of the impact of our restructuring activities and improved performances at both our Mexico and Donchery sheet operations. The segment’s operating earnings includes $0.2 million for the expensing of stock options in the third quarter of 2006 and $0.1 million of restructuring and exit costs in the third quarter of 2005.
Color & Specialty Compounds—Net sales increased 11% and operating earnings more than doubled (up 21% excluding stock option expenses and special items) over the same quarter in 2005.

	Third Quarter		Nine Months
	2006	2005	2006	2005
(In Millions)		(Restated)		(Restated)
Net Sales	$118.7	$106.6	$347.4	$317.1

Operating Earnings, excluding Stock Option Expenses & Special Items	$8.1	$6.7	$21.9	$19.9

Operating Earnings	$7.7	$2.9	$20.2	$12.8

This sales change was comprised of a 14% increase from price/mix and 3% decrease in underlying volume. The increase in price/mix reflects a higher mix of proprietary compounds and color concentrates sold and higher sales prices for resin price increases compared to the third quarter of 2005. The drop in sales volume in the Color & Specialty Compounds segment includes 1% attributed to an increase in sales to our other two reporting segments which are eliminated in consolidation, with the remaining decrease related to lower sales at our calendered and converted products operation, lower tolling sales, and disruptions related to our move of production from Arlington to Donora in the final phase of the consolidation of three plants.
This segment’s increase in operating earnings was driven by an increase in material margin of 1.9 cents per pound sold offset by higher conversion costs of .7 cent per pound. The material margin benefited from mix and efforts to manage margins for changes in resin and certain conversion costs. The higher conversion costs reflect increases in freight and repairs and maintenance costs partially offset by benefits of the plant consolidations. The segment’s operating earnings included $0.3 million of restructuring and exit costs and $0.1 million for the expensing of stock options in the third quarter of 2006 and $3.8 million of restructuring and exit costs in the third quarter of 2005.
Engineered Products – Net Sales decreased 6% and operating earnings increased $1.8 million ($1.9 million excluding stock option expenses and special items) from the third quarter of 2005.

	Third Quarter		Nine Months
	2006	2005	2006	2005
(In Millions)		(Restated)		(Restated)

Net Sales	$19.0	$20.3	$64.0	$64.1

Operating Earnings, excluding Stock Option Expenses & Special Items	$1.9	$—	$6.3	$2.6

Operating Earnings	$1.8	$—	$6.2	$(.1)

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SPARTECH CORPORATION
THIRD QUARTER 2006 EARNINGS
ADD 3
The sales decrease relates to the divestiture of assets related to our West Coast profiles operations in the fourth quarter of 2005 and slower sales in our Marine operation.
The increase in operating earnings includes the improvement in the profitability of our Wheels operation, which experienced disruptions related to a move of one operation to Mexico in 2005 and the ramp up in production for a significant new customer. The operating earnings improvement also reflects better results from the remaining profile operation in Winnipeg (including the elimination of $0.3 million in operating losses from the West Coast profiles operation that was divested).
Cash Flow Performance
Cash provided by operating activities was $47.7 million in the third quarter of 2006 and $88.7 million for the first nine months of 2006 compared to $51.2 million in the third quarter of 2005 and $64.6 million for the first nine months of 2005. This continued solid performance in operating cash flow, which began in the third quarter of 2005, primarily reflects stronger earnings and focused improvements from working capital reductions. Our average days of sales outstanding improved from 57 days in July 2004 to 54 days in July 2005, and then to 50 days as of July 2006. At the same time, our inventory turns increased from 7.5 times in July 2004 to 8.2 times in July 2005, and then to 10.0 times as of July 2006. Better working capital management generated $31 million of cash flow from operations in the third quarter of 2005 and another $20 million of cash flow from operations in the third quarter of 2006. As a result, we paid down $38.2 million of debt in the third quarter of 2005 and $31.6 million in the third quarter of 2006. As of the end of the third quarter of 2006, our debt to equity ratio remained at a ten-year low of .73 to 1 and we have availability under our bank credit facility of $225 million.
Special Items and Stock Option Expenses
The special items recognized in the third quarter of 2006 related to: (i) the restructuring and exits costs for the consolidation of our Donora, Pennsylvania and Arlington, Texas facilities totaling $0.3 million pre-tax ($0.2 million after tax) and (ii) the early extinguishment of debt costs related to the redemption of $150 million in convertible preferred securities for a pre-tax charge totaling $5.5 million ($3.4 million after tax), including $1.7 million in a non-cash write-off of unamortized debt issue costs. The redemption of these securities eliminated the potential dilutive effect of a future conversion of the debentures (which would have represented 4.6 million equivalent common shares), and we estimate an annual savings of $1.7 million in interest expense ($1.1 million after tax). In addition, we recognized $0.6 million pre-tax ($0.5 million after tax) related to the expensing of stock options in the third quarter of 2006.
In the third quarter of 2005, we recognized $8.3 million ($5.2 million after tax) primarily related to restructuring and exit costs and charges related to the retirement of our former CEO. Included in the results for the nine months ended July 30, 2005, was a charge related to fixed assets identified during a complete physical inventory of fixed assets that management elected to liquidate rather than continue to hold. The decision to liquidate these assets resulted in a $1.9 million fixed asset impairment charge. This impairment charge is presented as a non-cash, fixed asset charge in the Consolidated Condensed Statement of Operations in fiscal 2005.
Earnings Guidance
For the remainder of the year we expect a slowdown in demand growth related to well-publicized reductions in the automotive and housing sectors as well as challenging fourth quarter comparables with the increase in FEMA sales in the manufactured housing and RV markets that took place in the fourth quarter of 2005. However we expect positive improvement in both conversion costs and material margin in our fourth quarter compared to last year. As a result of this, combined with the performance in the third quarter of 2006 and being ahead of schedule in our business improvement efforts, the Company is increasing the high end of its earnings guidance for fiscal 2006 by $0.12 per share. Our revised guidance for fiscal year 2006 is a range of earning per diluted share of $1.38 to $1.44, including the impact of stock option expensing of approximately $0.06 per share, but before the impact of special items related to restructurings and debt refinancing activities.
A summary of our guidance follows:

	4th Quarter	Full Year
Earnings Per Share Before the Impact of Special Items, but Including Stock Option Expenses	$0.31 - $0.37	$1.38 - $1.44

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THIRD QUARTER 2006 EARNINGS
ADD 4
Restatement of Prior Period Financial Statements
Spartech Corporation has restated its financial statements to exclude $8.8 million of the non-cash fixed asset charge previously recorded during fiscal 2005. This amount was related to equipment that was determined to no longer exist based on the physical counts completed in the fiscal 2005.
In fiscal 2005, management initiated a complete physical count of the Company’s property, plant and equipment. The counts were reconciled to balances recorded in the Company’s books and records, and $8.8 million of equipment that no longer existed was identified and written off. The Company had previously reported this amount in its fiscal 2005 results with a separate footnote to fully present the issue identified in fiscal 2005. Because the $8.8 million non-cash fixed asset charge relates to years prior to fiscal 2005 and was material to the fiscal 2005 results, the Company has concluded that the charge should be reflected in prior periods. Accordingly, the elimination of this charge and related depreciation and tax impacts have been adjusted in the previously issued fiscal 2005 results, including the portions of this charge previously reported in the results for the three and nine month periods ended July 30, 2005 presented within this press release. This restatement had no impact on the October 29, 2005 balance sheet or the financial results reported for fiscal 2006.
The Company will present the full effect of the restatements described herein when it files its Amendment on Form 10-K/A for the fiscal year ended 2005, expected to be filed as promptly as possible in the Company’s fourth quarter of 2006. The decision to restate was authorized by the Audit Committee of the Board of Directors of the Company, upon recommendation of management. The Company’s previously issued 2005 and prior financial statements should no longer be relied upon, pending their restatements, because of the change in the timing of recording $8.8 million of the fixed asset charge in those financial statements. Management and the Audit Committee of the Company discussed the matters disclosed in this filing with Ernst & Young, LLP, the Company’s independent registered public accounting firm.
Non-GAAP Measures
We believe that operating earnings, net earnings, and earnings per share excluding special items and stock option expenses, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company’s comparable operating results. Special items (restructuring and exit costs, fixed asset charges, former CEO retirement, and early debt extinguishment costs) represent significant charges that we believe are important to an understanding of the Company’s overall operating results in the periods presented. Stock option expenses are included as a non-GAAP reconciling item since some public estimates have not yet considered the effect of these expenses and these expenses did not impact our comparable results reported in 2005. Such non-GAAP measurements are not in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this Release.
* * * * * * *
Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with annual sales of approximately $1.5 billion.
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THIRD QUARTER 2006 EARNINGS
ADD 5
Safe Harbor For Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which have impacted and could impact our operations and results include: (a) adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for products of the types we produce; (b) material adverse changes in the markets we serve, including the transportation, packaging, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration; (d) volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters; (e) our inability to manage or pass through an adequate level of increases to customers in the costs of materials, freight, utilities, or other conversion costs; (f) our inability to predict accurately the costs to be incurred and savings to be achieved, or manage the business disruptions that may occur, in connection with announced production plant restructurings; (g) our failure to compete effectively with companies offering products based on alternative technologies and processes that may be more competitive in price or better in performance; (h) adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations; (i) adverse developments with work stoppages or labor disruptions, particularly in the automotive industry; (j) our inability to achieve operational efficiency goals or cost reduction initiatives; (k) our inability to develop and launch new products successfully; (l) restrictions imposed on us by instruments governing our indebtedness, and the possible inability to comply with requirements of those instruments; and (m) weaknesses in internal controls. We assume no duty to update our forward-looking statements, except as required by law.
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SPARTECH CORPORATION
THIRD QUARTER 2006 EARNINGS
ADD 6
SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited and dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005	2006	2005
		(Restated)		(Restated)
Net sales	$377,709	$348,672	$1,110,578	$1,030,842

Cost and expenses
Cost of sales	329,265	308,839	979,745	916,913
Selling, general and administrative	19,309	16,923	55,443	52,615
Amortization of intangibles	1,192	1,264	3,567	3,936
Restructuring and exit costs	352	4,639	1,314	12,258
Former CEO retirement	—	3,645	—	3,645
Fixed asset charge	—	—	—	1,870

	350,118	335,310	1,040,069	991,237

Operating earnings	27,591	13,362	70,509	39,605

Interest (net of interest income of $247, $43, $528 and $445, respectively)	5,039	6,362	16,382	19,214
Early debt extinguishment costs	5,505	—	5,505	—

	10,544	6,362	21,887	19,214

Earnings before income taxes	17,047	7,000	48,622	20,391

Income taxes	6,433	2,583	18,443	7,221

Net earnings	$10,614	$4,417	$30,179	$13,170

Net earnings per common share
Basic	$.33	$.14	$.94	$.41

Diluted	$.33	$.14	$.94	$.41

Dividends declared per common share	$.125	$.120	$.375	$.360

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THIRD QUARTER 2006 EARNINGS
ADD 7
SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	July 29,
	2006	October 29,
	(Unaudited)	2005
Assets

Current assets
Cash and equivalents	$6,057	$4,601
Receivables, net	197,958	213,996
Inventories	131,024	119,401
Prepaids and other	18,116	16,970

Total current assets	353,155	354,968

Property, plant and equipment, net	302,459	307,386
Goodwill	352,405	352,405
Other intangible assets	37,735	40,710
Other assets	6,070	18,926

Total assets	$1,051,824	$1,074,395

Liabilities and Shareholders’ Equity

Current liabilities
Current maturities of long-term debt	$6,896	$11,175
Accounts payable	136,413	121,682
Accrued liabilities	57,668	57,226

Total current liabilities	200,977	190,083

Convertible subordinated debentures	—	154,639
Other long-term debt, less current maturities	309,207	214,141

Total long-term debt	309,207	368,780

Deferred taxes	95,561	91,605
Other long-term liabilities	10,298	10,881

Total long-term liabilities	415,066	471,266

Shareholders’ equity
Common stock, 33,131,846 shares issued in 2006 and 2005	24,849	24,849
Contributed capital	198,368	196,811
Retained earnings	235,081	216,928
Treasury stock, at cost, 1,050,151 shares in 2006 and 1,143,701 shares in 2005	(23,782)	(26,019)
Accumulated other comprehensive income	1,265	477

Total shareholders’ equity	435,781	413,046

Total liabilities and shareholders’ equity	$1,051,824	$1,074,395

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THIRD QUARTER 2006 EARNINGS
ADD 8
SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited and dollars in thousands)

	Nine Months Ended
	July 29,	July 30,
	2006	2005
		(Restated)
Cash flows from operating activities
Net earnings	$30,179	$13,170
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	30,429	29,441
Stock compensation expense	2,165	210
Early debt extinguishment costs	5,505	—
Restructuring and exit costs	30	10,764
Fixed asset charge	—	1,870
Former CEO retirement	—	831
Change in current assets and liabilities	16,927	6,975
Other, net	3,429	1,298

Net cash provided by operating activities	88,664	64,559

Cash flows from investing activities
Capital expenditures	(14,385)	(31,267)
Business acquisitions	—	(1,224)
Sale of assets	2,393	89

Net cash used for investing activities	(11,992)	(32,402)

Cash flows from financing activities
Bank credit facility borrowings (payments), net	39,922	(48,020)
Issuance of senior notes	50,000	—
Payment of convertible subordinated debentures	(150,000)	—
Payments on bonds and leases	(421)	(624)
Early payment premiums on convertible subordinated debentures	(3,780)	—
Cash dividends on common stock	(11,873)	(11,547)
Stock options exercised	2,202	1,980
Treasury stock acquired	(1,541)	(6,846)
Excess tax benefits from stock based compensation	237	—

Net cash used for financing activities	(75,254)	(65,057)

Effect of exchange rate changes on cash and equivalents	38	1

Increase (decrease) in cash and equivalents	1,456	(32,899)
Cash and equivalents at beginning of year	4,601	41,272

Cash and equivalents at end of quarter	$6,057	$8,373

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THIRD QUARTER 2006 EARNINGS
ADD 9
SPARTECH CORPORATION
(In Thousands, Unaudited)
We believe that operating earnings, net earnings, and earnings per share excluding special items and stock option expenses, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company’s comparable operating results. Special items (restructuring and exit costs, fixed asset charge, former CEO retirement, and early debt extinguishment costs) represent significant charges that we believe are important to an understanding of the Company’s overall operating results in the periods presented. Stock option expenses are included as a non-GAAP reconciling item since some public estimates have not yet considered the effect of these expenses and these expenses did not impact our comparable results reported in 2005. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The following reconciles GAAP to non-GAAP measures for operating earnings, net income, and earnings per share excluding special items and stock option expense used within this release. Amounts are unaudited and in thousands, except per share data.

	Three Months Ended		Nine Months Ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005	2006	2005
		Restated		Restated
Operating Earnings (GAAP)	$27,591	$13,362	$70,509	$39,605

Restructuring & Exit Costs	352	4,639	1,314	12,258
Fixed Asset Charge	—	—	—	1,870
Former CEO Retirement	—	3,645	—	3,645
Stock Option Expense	607	—	1,886	—

Operating Earnings Excluding Special Items & Stock Option Expense (Non-GAAP)	$28,550	$21,646	$73,709	$57,378

Net Earnings (GAAP)	$10,614	$4,417	$30,179	$13,170

Restructuring & Exit Costs, net	218	2,927	814	7,727
Fixed Asset Charge, net	—	—	—	1,159
Former CEO Retirement, net	—	2,300	—	2,300
Early Debt Extinguishment Costs, net	3,411	—	3,411	—
Stock Option Expense, net	470	—	1,472	—

Net Earnings Excluding Special Items & Stock Option Expense (Non-GAAP)	$14,713	$9,644	$35,876	$24,356

Earnings Per Diluted Share	$.33	$.14	$.94	$.41

Restructuring & Exit Costs, net	.01	.09	.02	.24
Fixed Asset Charge, net	—	—	—	.04
Former CEO Retirement, net	—	.07	—	.07
Early Debt Extinguishment Costs, net	.11	—	.11	—
Stock Option Expense, net	.01	—	.04	—

Earnings Per Diluted Share Excluding Effect of Special Items & Stock Option Expense (Non-GAAP)	$.46	$.30	$1.11	$.76